EXHIBIT 99C1.B

                                  Exhibit 10(c)

                         Consent of Price Waterhouse LLP


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                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Statement of Additional Information constituting part of the WRL Freedom Bellwether Post-Effective Amendment No. 11 to the Registration Statement on Form N-4 of our report dated January 30, 1998, relating to the financial statements and selected per unit data and ratios of the sub-accounts comprising the WRL Series Annuity Account - WRL Freedom Bellwether, WRL Freedom Conqueror and WRL Freedom Wealth Creator Contracts, which appears in such Statement of Additional Information. We also consent to the reference to us under the heading "Independent Accountants" in such Statement of Additional Information.



PRICE WATERHOUSE LLP


Kansas City, Missouri
April 20, 1998